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                                                                  EXHIBIT 99.1

                                                                  August 1, 2000

COMPANY PRESS RELEASE

                       ELECTROSCOPE CHANGES CORPORATE NAME
                          TO REFLECT BUSINESS ADVANCES.


BOULDER, CO, August 1 /PRNewswire/ -- Electroscope Inc. (OTC Bulletin Board:
ESCP.OB), a Boulder, Colorado company that develops technology for minimally-invasive surgery, is changing its name to ENCISION INC. to reflect significant advances including an expanded product line and the breadth of endorsements the Company's technology has received from the surgical community.

"The Company has made major changes in all aspects of the business and this has stimulated broad endorsement of our technology from all communities surrounding laparoscopic surgery," stated James A. Bowman, President & CEO. "The Electroscope identity is continually associated with the old, first-generation Electroshield product line and carries the connotation of an `optical' or `scope' company. We are advancing our corporate identity to remove that confusion and connection to past products, to reflect our business advancements and to represent ourselves more clearly as an emerging surgical company."

The Company's proprietary, core technology, the AEM-Registered Trademark-Laparoscopic Instrument system, helps to eliminate unintended electrosurgical burns during laparoscopic surgery. The Association of Operating Room Nurses
(AORN) has recently recognized active electrode monitoring technology as an AORN RECOMMENDED PRACTICE in Minimally-Invasive Surgery.

In addition to an expanded AEM product line and the culmination of clinical endorsements, the Company's technology has recently been approved for `CE' marking, thereby opening the International markets.

ENCISION is a derivative of an international surgical term and the Company has maintained continuity with the green corporate colors and some image elements from the original logo. The Corporate name change will be initiated in August 2000 and implemented over the next few months.

ENCISION INC. designs and manufactures innovative surgical devices that allow the surgeon to optimize surgical technique & patient safety during a broad range of procedures. Based in Boulder, Colorado, the Company pioneered the development of patented AEM Laparoscopic Instruments to improve electrosurgery and reduce the chance for patient injury in minimally-invasive surgery.

CONTACT:
Marcia McHaffie, Controller
Encision Inc.
303-444-2600 x101                                       http://www.encision.com/